Exhibit 99.3

RANDGOLD RESOURCES LIMITED

Incorporated in Jersey, Channel Islands

Reg. No. 62686

LSE Trading Symbol: RRS

NASDAQ Trading Symbol: GOLD

(“Randgold Resources” or the “Company”)

DIRECTORS’ ACQUISITION OF SHARES

London, 20 March 2013 – Randgold Resources announces the following acquisition of shares in the Company, as required under DTR 3.1:

(a)	Dr D M Bristow, a director of the Company, acquired 10,442 ordinary shares of the Company on 18 March 2013 at a price of US$82.37.

Dr Bristow’s shareholding in the Company is now 716,507 ordinary shares or 0.78% of the Company’s current issued share capital.

(b)	Mr G P Shuttleworth, a director of the Company, acquired 4,452 ordinary shares of the Company on 18 March 2013 at a price of US$82.37.

Mr Shuttleworth’s shareholding in the Company is now 44,390 ordinary shares or 0.05% of the Company’s current issued share capital.

The above shares were acquired by Dr Bristow and Mr Shuttleworth in line with the Randgold Resources Annual Bonus Plan which requires them to invest one third of their 2012 annual bonus in shares of the Company for a period of three years.

Randgold Resources Enquiries:

Chief Executive	Financial Director	Investor & Media Relations
Dr Mark Bristow	Graham Shuttleworth	Kathy du Plessis
+44 788 071 1386	+44 779 7711338	+44 20 7557 7738
+44 779 775 2288	+44 1534 735 333	Email: randgoldresources@dpapr.com
Website: www.randgoldresources.com